Exhibit 21

Subsidiaries of Registrant

The following lists the subsidiaries of Summit Financial Group, Inc., a West Virginia Corporation.

SFG II, Inc., a corporation organized under the laws of the State of West Virginia

Summit Community Bank, Inc., a state banking corporation
organized under the laws of the State of West Virginia

Summit Insurance Services, LLC, a full lines insurance agency organized under the laws of the State of West Virginia

SFG Capital Trust I, a statutory business trust
organized under the laws of the State of Delaware

SFG Capital Trust II, a statutory business trust
organized under the laws of the State of Delaware

SFG Capital Trust III, a statutory business trust
organized under the laws of the State of Delaware